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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adam C. Derbyshire         Mike Freeman                       Mark R. Vincent
Vice President and         Director, Investor Relations and   Euro RSCG Life NRP
Chief Financial Officer    Corporate Communications
919-862-1000               919-862-1000                       212-845-4239


        Salix Announces Positive Results from Rifaximin Antibiotic Study

  -Study Analysis Suggests Rifaximin Does Not Promote Antibacterial Resistance-

RALEIGH, NC, May 12, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP), a developer and marketer of prescription pharmaceutical products for the treatment of gastrointestinal diseases, today announced positive results from a study analysis which concluded that rifaximin does not promote the resistance of gram-negative or gram-positive intestinal flora. Rifaximin is a rifamycin derivative that is being investigated as a potential treatment of infectious conditions of the gastrointestinal tract. Salix submitted a New Drug Application
(NDA) for rifaximin for the treatment of travelers' diarrhea to the U.S. Food and Drug Administration (FDA) in December 2001, and received an approvable letter from the FDA on October 25, 2002.

The results of this recently completed analysis assessing the potential of rifaximin for the production of antibacterial resistance were recently presented at the 8th Annual International Society of Travel Medicine convention in New York, NY.

"Bacterial pathogens play a significant role in many diarrheal illnesses, including travelers' and bacterial diarrhea, for which antibiotics are a mainstay of treatment," said Herbert L. DuPont, M.D., Chief, Internal Medicine and Medical Director, Travel Medicine, St. Luke's Episcopal Hospital, and Director, Center for Infectious Diseases, University of Texas-Houston School of Public Health. "Unfortunately, the emergence of widespread bacterial resistance now threatens to limit the utility of many of these agents. We have previously shown that rifaximin fails to induce resistance in the causative agents in bacterial diarrhea, and the data presented at this meeting show that rifaximin, a virtually non-absorbed

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gastrointestinal tract-specific antibiotic, does not produce resistance of intestinal bacterial flora, offering further evidence that the drug is not associated with clinically relevant resistance."

Dr. DuPont conducted the analysis to assess the influence of rifaximin on the development of resistant intestinal bacteria, specifically gram-negative flora and gram-positive Enterococci. The analysis was conducted using stool samples collected from a Salix-sponsored Phase III trial. In this trial, U.S. college students, over the age of 18, traveling to Guadalajara, Mexico who developed acute diarrhea received rifaximin 1,200 mg/day, rifaximin 600 mg/day, or placebo. Stool samples were collected prior to treatment (Day 0), at the end of therapy (Day 3), and 2 days after cessation of therapy (Day 5) and studied for resistant intestinal flora (n=27) and resistant Enterococci (n=71).

One of the most commonly used measures to assess the susceptibility of bacteria to antibiotics is MIC \\90\\. Analysis of MIC \\90\\ data suggest that, after three days of therapy, gram-negative intestinal flora developed no clinically relevant resistance to rifaximin. Additionally, Enterococci were isolated from post-treatment samples with equal frequency between rifaximin and placebo groups. This finding suggests that rifaximin is not associated with clinically relevant resistance.

"We are excited by these results, as they further demonstrate the potential for rifaximin to treat infectious conditions of the gastrointestinal tract. Salix remains focused on advancing treatments for gastrointestinal diseases, and we are confident that our emerging product line will provide the fuel to drive future corporate revenues as we leverage our existing sales and marketing infrastructure," stated Carolyn Logan, President and Chief Executive Officer of Salix Pharmaceuticals. "We are proceeding as planned with the development of rifaximin and anticipate launching immediately upon final FDA approval."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company's 78-member gastroenterology specialty sales team. Rifaximin currently is in

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development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information, please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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